EXHIBIT 4.2

      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NEW ERA MARKETING, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount:                                  Issue Date: December __, 2006

                    18% SENIOR SECURED PROMISSORY NOTE

      FOR VALUE RECEIVED, New Era Marketing, Inc., a Nevada corporation (the "BORROWER"), hereby promises to pay to _____________________, with an address at __________________, ________________ (the "HOLDER") or its registered assigns or successors in interest or order, without demand, the sum of __________________ ($__________) ("PRINCIPAL AMOUNT"), with simple and unpaid interest thereon, at or before the close of business on the Maturity Date. For purposes of this Note, the term "MATURITY DATE" shall mean the earliest to occur of: (i) April 1, 2007;
(ii) the closing of a private financing in which equity or equity-linked securities are sold (the "FINANCING") and (iii) an Event of Default.

      This 18% Senior Secured Promissory Note (the "NOTE") has been issued pursuant to the terms of a contribution agreement (the "CONTRIBUTION AGREEMENT") under which the Borrower agreed to issue this Note in exchange for the surrender by the Holder of the note originally issued thereto by Fearless Yachts, LLC ("Fearless") pursuant that certain Securities Purchase Agreement (the "PURCHASE AGREEMENT") between Fearless, the Holder, a Purchaser Designee and certain other holders of other notes issued by Fearless, dated of even date herewith, and shall, to the extent not inconsistent with the terms of this Note and the Contribution Agreement, be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this and all other Notes:

      1     INTEREST

            1.1 INTEREST RATE. Interest on this Note shall accrue at a rate per annum (the "INTEREST RATE") equal to eighteen percent (18%). Interest shall be calculated on the basis of a 360-day year. Interest on the Principal Amount shall accrue from the date of this Note and be payable pursuant to Section 2 hereof on the Maturity Date, whether by acceleration or otherwise.

            1.2 TRANSFER. Subject to compliance with applicable securities laws, this Note, and the rights evidenced hereby, may be transferred, sold, pledged, hypothecated or otherwise granted as security by any registered holder hereof (a "TRANSFEROR"). On the surrender for exchange of this Note, with a duly executed Transferor's endorsement (the "TRANSFEROR ENDORSEMENT FORM") and together with an executed Security Agreement and an opinion of counsel reasonably satisfactory to the Company that the transfer of this Note will be in compliance with applicable securities laws, the Company at the expense of the Transferor, will issue and deliver to or on the order of the Transferor thereof a new Note or Notes of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "TRANSFEREE"), calling in the aggregate on the face or faces thereof for the Principal Amount called for on the face or faces of the Note so surrendered by the Transferor. No such transfers shall result in a public distribution of the Note.

            1.3 REPLACEMENT. Upon receipt of a duly executed, notarized and written statement (which shall include (a) a covenant from the Holder to indemnify the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and (b) an express authorization that the Borrower may offset any such amounts against amounts then due under the Note) from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Borrower shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

      2     REPAYMENT

            2.1 PAYMENT IN CASH. All principal and interest shall be paid on the Maturity Date.

            2.2 PREPAYMENT PENALTY. The Borrower has the option of prepaying the outstanding Principal Amount of this Note and any accrued interest thereon, in whole or in part, at any time prior to the Maturity Date, PROVIDED, HOWEVER that if the Note is paid prior to April 1, 2007, then the amount that will be payable in order to satisfy the Note shall be equal to 103.333% of the principal amount of this Note (the "PREPAYMENT AMOUNT"). If the Borrower fails to pay any portion of the Prepayment Amount the unpaid portion shall remain outstanding and will accrue interest at 18% until repaid in full.

      3     EVENTS OF DEFAULT.

            3.1 The  occurrence  of any of the following  events,  after fifteen
(15) days written notice thereof by the Holder or Purchaser Designee to the Borrower, shall be an "EVENT OF DEFAULT" under this Note:

                  3.1.1 the Borrower shall fail to make the payment of any amount outstanding on the date such payment is due hereunder; or

                  3.1.2 the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

                  3.1.3 a proceeding or case shall be commenced in respect of the Borrower, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Borrower or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clauses (i), (ii), or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Borrower or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Borrower and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

                  3.1.4 any material breach of any representation, warranty or covenant of the Company made herein; or

                  3.1.5 the security interests granted to the Holder in the security agreement dated of even date herewith and entered into by and among the Borrower, the Holder and Robert Kornstein as the Lender's Agent (the "SECURITY AGREEMENT") shall be determined to be void, voidable, invalid or unperfected or are ineffective to provide the Lender's Agent on behalf of Holder with a perfected, security interest in the collateral covered by the Security Agreement senior to all other security interests in the collateral other than as contemplated by said agreement.

            3.2 REMEDIES UPON AN EVENT OF DEFAULT. If an Event of Default shall have occurred and


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

shall be continuing, the Lender's Agent on behalf of the Holder may at any time at its option declare by Notice in writing to the Borrower (the "ACCELERATION NOTICE"), (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable as of the date of the such Acceleration Notice, and thereupon, the same shall be accelerated and so due and payable, PROVIDED, HOWEVER, that upon the occurrence of an Event of Default described in Sections 3.1.2 or 3.1.3 above, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable and/or (b) exercise or otherwise enforce any one or more of the Holder's rights, powers, privileges, remedies and interests under the Purchase Agreement, the Contribution Agreement, the guaranty to be issued by Gary Fears substantially as attached hereto as EXHIBIT A (the "FEARS GUARANTY"), the guaranty to be issued by Fearless substantially as attached hereto as EXHIBIT B (the "FEARLESS GUARANTY"), the warrant to be issued by the Company substantially as attached hereto as EXHIBIT C (the "WARRANT") and this Note or applicable law. No course of delay on the part of the Lender's Agent or Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

      4     MISCELLANEOUS

            4.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as follows:

      (i)   if to the Borrower:

            New Era Marketing, Inc.
            927 Lincoln Road, Suite 200
            Miami, FL 33139
            Attn.: Jeffrey Binder, CEO
            Tel.: (305) 674-1511
            Fax: (305) 674-1311

            With a copy to (which shall not constitute notice):

            Hodgson Russ LLP
            60 East 42nd St., 37th Floor
            New York, New York 10022
            Attn.: Jeffrey A. Rinde, Esq.
            Tel.: (212) 661-3535
            Fax.: (212) 972-1677

      (ii)  if to the Holder:

            To the name and address set forth above,

            With a copy to the Purchaser Designee at:

            Robert Kornstein
            15 W. 72nd Street, Apt. 15J
            New York, NY 10023
            Fax: 212-580-5811


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

            4.2 AMENDMENT PROVISION. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may only be amended by written agreement executed by the issuer and Holder or the Purchaser Designee acting on such Holder's behalf.

            4.3 ASSIGNABILITY. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

            4.4 GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

            4.5 MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

            4.6 CONSTRUCTION. Each party acknowledges that it has been afforded the opportunity to have its legal counsel participate in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

            4.7 SHAREHOLDER STATUS. The Holder shall not have rights as a shareholder of the Borrower as a result of being a holder of this Note.

            4.8 PURCHASER DESIGNEE. The Lender's Agent shall be the Purchaser Designee, as defined in the Purchase Agreement and as may be replaced from time to time in accordance therewith. Any notice to or by the Lenders or any actions, waiver or enforcement rights that may be taken or asserted by Lender may only be taken by the then acting Purchaser Designee on such Lender's behalf. In the event that no Purchaser Designee is appointed, then all actions or consents that may be taken by the Lender's Agent may be taken upon consent of holders of a majority of the outstanding principal amount of Notes.


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

      IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ___ day of December, 2006.

                                             NEW ERA MARKETING, INC.


                                             By:
                                                --------------------------------
                                             Name:  Jeffrey Binder
                                             Title: Chief Executive Officer


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